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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                             Securities Act of 1934



Date of Report (Date of earliest event reported): July 15, 1998

                             BOSTON CHICKEN, INC.
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             (Exact name of registrant as specified in its charter)


   Delaware                        0-22802                       36-3904053
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(State or other                  (Commission                   (IRS Employer
jurisdiction of                   File No.)                  Identification No.)
incorporation)


     14123 Denver West Parkway, P.O. Box 4086, Golden, Colorado 80401-4086
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                   (Address of principal executive offices)


                                (303) 278-9500
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             (Registrant's telephone number, including area code)


                                Not applicable
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         (Former name or former address, if changes since last report)
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Item 2. Acquisition or Disposition of Assets.

     On July 15, 1998, Boston Chicken, Inc. (the "Company") completed the acquisition of the following area developers of the Company pursuant to the conversion of a total of approximately $564 million of loans into majority equity ownership interests in each of those area developers: B.C.B.M. Southwest, L.P. (formerly BC Texas, Inc.), R&A Food Services, L.P. (formerly R&A Food Services, Inc.), Finest Foodservice, L.L.C., P&L Food Services, L.L.C., BC Boston, L.P., BCE West, L.P., BC GoldenGate, L.L.C., BC Tri-States, L.L.C., BC Superior, L.L.C. and BC Heartland, L.L.C. The conversion prices under the loans resulted from arms-length negotiations between the Company and each area developer at the time of entering into the loans agreements or amendments thereto. As a result of the conversions, the number of Company-owned Boston Market stores increased by 527, bringing the total number of Company-owned stores to 936, or approximately 81% of the Boston Market system.

     On July 15, 1998, the Company also acquired BC Equity Funding, L.L.C. ("BCEF") and Market Partners, L.L.C. ("Market Partners"), funds that previously held preferred equity interests in 11 of the Company's 13 area developers, including the ten area developers whose loans were converted. BCEF and Market Partners were acquired pursuant to a merger of those funds with a wholly-owned subsidiary of the Company for aggregate consideration of (i) $126.8 million liquidation preference of the Company's 10% Series A Exchangeable Preferred Stock, par value $0.01 per share (the "Preferred Stock"), (ii) 3.5 million shares of the Company's Common Stock, par value $0.01 per share, and (iii) $10.0 million in cash. The consideration paid by the Company was determined by arms-length negotiations between a special committee of the Board of Directors of the Company, consisting of disinterested directors of the Company, and a negotiating committee representing the members of BCEF and Market Partners. The 10% dividend on the Preferred Stock is payable in either cash or additional shares of Preferred Stock for a period of three years and in cash thereafter. The Preferred Stock is optionally redeemable by the Company at any time, in cash, at redemption prices which start at 50% of the face amount of the Preferred Stock and increase over time. The Preferred Stock is mandatorily redeemable in 2005 at a price equal to 110% of the face amount of the Preferred Stock. The Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of 10% Series A Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereto is filed as Exhibit 4.1 to this Current Report. Peer Pedersen, a member of the Board of Directors of the Company, and three present officers of the Company owned an aggregate of 2.1% of the outstanding interests in BCEF and Mr. Pedersen and five present officers of the Company owned an aggregate of 4.6% of the outstanding interests in Market Partners. None of these persons received cash consideration for their interests in BCEF and Market Partners, and these persons will be restricted from offering, selling, pledging or otherwise disposing of the Preferred Stock and Common Stock to be received by them for a period of 36 months from the date of the merger.

Item 7. Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired.

     It is impracticable to provide the required financial statements of the businesses acquired as of the date hereof. The Registrant undertakes to file by amendment to this Form 8-K the required financial statements of the businesses acquired within sixty (60) days from the date of this filing.

     (b)  Pro Forma Financial Information.

     The Registrant has heretofore filed in its Current Reports on Form 8-K dated May 19, 1998 and June 16, 1998 certain pro forma financial information concerning the businesses acquired. Such pro forma financial information was based on loan balances outstanding as of the end of the periods presented, which amounts are different from the loan amounts actually converted on July 15, 1998. It is impracticable to provide the required pro forma financial information concerning the businesses acquired as of the date hereof. The Registrant undertakes to file by amendment to this Form 8-K the required pro forma financial information relating to the businesses acquired within sixty (60) days from the date of this filing.

     (c)  Exhibits.

     The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: July 30, 1998

                                BOSTON CHICKEN, INC.


                                By: /s/ Lawrence E. White
                                    ---------------------------------------
                                    Name: Lawrence E. White
                                    Title: Chief Financial Officer

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                             BOSTON CHICKEN, INC.
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                                 Exhibit Index
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Exhibit
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 Number                           Description of Exhibit
 ------                           ----------------------


  2.1 Agreement and Plan of Merger dated as of March 16, 1998 by and among the Company, BCI Acquisition Sub, L.L.C. and BC Equity Funding, L.L.C. and Market Partners, L.L.C. (incorporated by reference to
           Exhibit 2.1 to the Company's Form 10-Q for the quarter ended April 19, 1998).

  2.2 Form of Secured Loan Agreement between the Company and Area Developers partially financed by the Company (incorporated by reference to Exhibit 99 to the Company's Form 10-Q for the quarter ended October 5, 1997).

  2.3 Agreement dated July 30, 1998 by the Company to furnish supplementally copies of omitted exhibits and schedules.

  4.1 Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of 10% Series A Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereto.